January 7, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:	Registration Statement on Form S-1 1
Under the Securities Act of 1933 (the “Securities Act”)

Ladies and Gentlemen:

I have acted as counsel for REO Plus, Inc., a Texas corporation (the "Company"), in connection with the registration with the U.S. Securities and Exchange Commission (the "Commission") on a Registration Statement on Form S-1 1 under the Securities Act of 1933 (the "Registration Statement") of a distribution of 934,500 shares (the "Shares") of the common stock, par value $.001 per share of the Company to the stockholders of Akashic Ventures, Inc., a Delaware corporation.

In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1.	Certificate of Formation of the Company;

2.	Bylaws of the Company;

3.	The Registration Statement, together with all exhibits attached thereto;

4.	The records of corporate proceedings relating to the issuance of the Shares; and

5.	Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Shares covered by the Registration Statement have been duly and validly authorized by the Company and are duly and validly issued, fully paid and non-assessable.

The foregoing opinions are based on and are limited to the corporation law of the state of Texas.  The opinions expressed herein are rendered as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any changes in or any new developments which might affect any matter or opinion set forth herein.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus that forms part of the Registration Statement.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Randall W. Heinrich